FIRST AMENDMENT

TO AMENDED AND RESTATED

RIGHTS AGREEMENT

This First Amendment to Rights Agreement, dated as of December 9, 2008 (this “Amendment”), is between U.S. Bancorp, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement, dated as of December 31, 2002 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to such time as any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the approval of the holders of Rights;

WHEREAS, no Person has become an Acquiring Person;

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement as provided in this Amendment; and

WHEREAS, the Rights Agent has agreed to execute any supplement or amendment to the Rights Agreement if the Company delivers to the Rights Agent a certificate from an appropriate officer of the Company stating that such amendment or supplement complies with Section 27 of the Rights Agreement, and the Company has delivered such a certificate with respect to this Amendment to the Rights Agent.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings given to such terms in the Rights Agreement.

Section 2. Amendments.

A. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

Section 7. Exercise of Rights: Purchase Price; Expiration Date of Rights.

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on December 9, 2008 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (“Redemption Date”), or (iii) the time at which such Rights are exchanged as provided for in Section 24.

B. Exhibit B (Form of Right Certificate) and Exhibit C (Summary of Rights to Purchase Preferred Shares) to the Rights Agreement are hereby amended to replace the words “February 27, 2011” with the words “December 9, 2008” in all places where such words appear.

Section 3. Effective Date; Remaining Terms. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding the foregoing, each of the Company and the Rights Agent acknowledges and agrees that, at the Close of Business on the Final Expiration Date (as defined in this Amendment), the Rights Agreement shall terminate and be of no further force and effect, except as to those provisions of the Rights Agreement that expressly survive the termination of the Rights Agreement, the exercise or expiration of the Rights and the resignation or removal of the Rights Agent.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; except that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 6. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		U.S. BANCORP
By:	Laura F. Bednarski	By:	Lee R. Mitau

Name:	Laura F. Bednarski	Name:	Lee R. Mitau
Title:	Assistant Secretary	Title	Executive Vice President,
General Counsel and
Corporate Secretary

Attest:		MELLON INVESTOR SERVICES LLC
By	Susan R. Hogan	By:	Thomas Blatchford

Name:	Susan R. Hogan	Name:	Thomas Blatchford
Title:	Vice President	Title	Relationship Manager